Exhibit 4.45

Website Advertising Space Leasing Agreement

Party A: Kashi Jinwang Art Purchase E-commerce Co., Ltd (Lessor)

Party B: Kashi Longrui Business Management Services Co., Ltd (Lessee)

According to the applicable Chinese laws and regulations, Party A and Party B hereby reach the following agreement on Party B leasing advertising space on Party A’s website (www.njjwyg.com) through friendly consultations, intending to be bound hereby:

I. Cooperation

Party A will be responsible for releasing website advertisements for Party B and updating the related contents provided by Party B in a timely manner. The advertising contents and documents shall be prepared by Party B and delivered to Party A for uploading. The advertising space shall provide external links, provided that the websites or webpage to which the links point shall be provided by Party B. The websites or webpage to which the links point may not contain any illegal or vulgar contents or any virus, Trojan or malicious code.

II. Advertising location: Party A’s website (www.njjwyg.com).

III. Advertisement format: height 30cm x width 5cm, gif, jpg or FLASH soundless animation.

IV. Advertising period: from January 1, 2022 to December 31, 2024.

V. The rent fee of the advertising space for each product is at the rate of 1%~1.5% of the first sold price of such product on the online platform of China International Assets and Equity of Artworks Exchange Limited, inclusive of tax.

As of the effective date of this agreement, the actual fee shall be calculated by the number of days of actual advertisement release on Party A’s website and settled subject to consultations between the two parties.

VI. Each party’s rights and obligations

1. Party A shall be responsible for releasing Party B’s advertisements on its website and notify Party B of its decision as to whether or not to continue the cooperation prior to the expiration of this agreement.

2. Party A shall accept the supervision and examination of its advertising location and advertisement messages by Party B at any time during the period of advertisement.

3. Party A shall accurately release Party B’s advertisement messages on its website at such time and place as specified herein.

4. Party A shall confirm and examine the advertisement messages provided by Party B and may require Party B to make modifications to any advertising contents or form of expression that are incompliant with laws and regulations, provided that Party A has the right to refuse to release any advertisement for Party B prior to Party B making the aforesaid modifications.

5. Party B shall provide Party A with related materials (business qualification certificates and advertisement messages) and ensure the related advertisement messages are lawful, true and accurate.

6. Party B may notify Party A to update and modify its advertisement messages during the period of advertisement.

7. Party A will not be responsible for any dispute between Party B and any third party due to any advertisements of Party B released on Party A’s website.

8. The advertising space leased by Party B hereunder shall be used solely for display of corporate products and corporate image.

VII. Liabilities for default

1. During the period of advertisement, if the advertisement is terminated due to the fault of Party A, Party A shall refund the remaining advertising fee as of the termination to Party B.

2. During the period of advertisement, if the advertisement is terminated due to the fault of Party B, Party A will not be liable in any manner and will not refund the remaining advertising fee.

VIII. Force majeure

1. If the advertisement release by Party B is adversely affected by the changed national policies and regulations, force majeure or other accidents, neither party shall be liable to the other party.

2. In case of occasional short interruption of services due to maintenance activities the telecom department or website maintenance by Party A or the reduced speed of access to Party B’s advertisements or temporary interruption of advertising services due to occasional traffic jam online, which Party B hereby recognizes as normal, neither party shall be liable to the other party.

IX. Renewal of fee

1. Party B has the right of first refusal to the advertising space purchased by it hereunder 30 days prior to the expiration of the advertisement period.

2. If Party B fails to renew the lease of the advertising space 30 days prior to the expiration of the advertisement period, such advertising space will be open for public bidding on the principle of “first come first serve”.

X. Termination

This agreement may be terminated if:

1. Both parties agree to terminate this agreement through consultations or both parties fail to renew this agreement upon the expiration of this agreement. or

2. This contract is rendered unable to continue in force due to force majeure or accident, where both parties may request termination of this agreement.

XI. Others

1. This agreement shall take effect upon being signed and sealed by both parties and any modification thereto will not take effect unless agreed upon by both parties and made in writing.

2. This agreement is made in duplicate, one copy for each party and each copy bearing the same legal effect. Any matters not specified herein shall be resolved by both parties through consultations.

3. Any dispute arising hereunder shall be resolved by both parties through consultations, failing which either party has the right to submit the dispute to court governing the place of Party A for adjudication.

(The following is intentionally left blank)

Party A: Kashi Jinwang Art Purchase E-commerce Co., Ltd (seal):

Authorized agent:

Date: January 1, 2022

Party B: Kashi Longrui Business Management Services Co., Ltd (seal):

Authorized agent:

Date: January 1, 2022

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